Exhibit 10.6

CVS HEALTH CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
GRANT DATE: %%OPTION_DATE,'Month DD, YYYY'%-%

1.GRANT OF AWARD. Pursuant and subject to the provisions of the 2017 Incentive Compensation Plan of CVS Health Corporation (the “Plan”), on the date set forth above (the “Grant Date”), CVS Health Corporation (the “Company”) has granted, and hereby evidences by the Restricted Stock Units (the “RSUs”) awarded herein, to the person named below (the “Participant”), subject to the terms and conditions set forth and incorporated in this RSU agreement (the “Agreement”), the right to a future payment of shares of common stock ($0.01 par value) of the Company ( the “Shares”), subject to required tax withholding. The fair market value of the Shares on any date is the closing price of the Company’s common stock on such date (the “FMV”). The Plan is hereby made a part hereof and the Participant agrees to be bound by all the provisions of the Plan. Capitalized terms not otherwise defined herein shall have the meaning assigned to such term(s) in the Plan.

Participant:	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
Employee ID:	%%EMPLOYEE_IDENTIFIER%-%
RSUs (#):	%%TOTAL_SHARES_GRANTED%-%
Grant Date FMV:	%%MARKET_VALUE%-%

2.VOTING RIGHTS. An RSU does not represent an equity interest in the Company and carries no voting rights. The Participant shall have no rights of a shareholder with respect to the RSUs and will have rights of a shareholder only with respect to the Shares that have been delivered to the Participant pursuant to the terms set forth herein.

3.DIVIDEND EQUIVALENT.
(a)To the extent dividends are paid on Shares while the RSUs remain outstanding and unvested, subject to Section 6(b), a cash amount equivalent to the dividends paid (such cash amount, a “Dividend Equivalent”) with respect to the number of Shares covered by the RSUs shall accrue. Any accrued Dividend Equivalent shall vest and be payable only upon vesting of the underlying RSUs. To the extent that the underlying RSUs do not vest hereunder, any related accrued Dividend Equivalents shall be forfeited.

(b)The Participant hereby agrees that the Company may withhold from the Dividend Equivalent(s), referred to in Section 3(a) above, amounts sufficient to satisfy the applicable tax withholding in respect of such Dividend Equivalent(s).
4.VESTING OF RSU AWARD. Subject to the terms and conditions of the Plan and the Agreement and subject to Participant’s continued employment, on each vest date set forth in Appendix A - Vesting (each, a “Vest Date”) the Participant shall be entitled to receive (and the Company shall deliver to the Participant) (a) the Shares subject to the RSUs vesting on such Vest Date, within thirty (30) days of the Vest Date or as soon as administratively practicable thereafter, unless delivery of the Shares has been deferred in accordance with Section 6 below (the date of such delivery of the Shares

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being hereafter referred to as the “Settlement Date”) and (b) the Dividend Equivalent(s) related to the RSUs vesting on such Vest Date, within thirty (30) days or as soon as administratively practicable thereafter. The RSUs shall vest, except as otherwise provided in Sections 5 and 8, in accordance with the schedule set forth in Appendix A - Vesting.

5.REQUIRED ACCEPTANCE OF AWARD. The Participant is required to accept the award in the manner required by the Company prior to the first anniversary of the Grant Date. The RSUs will not vest and shall be forfeited in full if the Company has not received the Participant’s acceptance of the terms and conditions set forth herein prior to the first anniversary of the Grant Date. Acceptance shall be submitted electronically as required by the Company.

6.DEFERRED STOCK COMPENSATION PLAN.
(a)In accordance with rules promulgated by the Management Planning and Development Committee of the Board of Directors (the “Committee”), the Participant, to the extent eligible under the CVS Health Deferred Stock Compensation Plan (the “DSP”), may elect to defer delivery of the Shares in settlement of RSUs covered by the Agreement. Any such deferred delivery date elected by the Participant shall become the Settlement Date for purposes of the Agreement.

(b)Notwithstanding Section 3(a), to the extent dividends are paid on such deferred Shares prior to the Settlement Date, the Participant shall accrue a number of additional deferred Shares equal to: (x) the amount of the dividend per Share as declared by the Company’s Board of Directors multiplied by (y) the number of deferred Shares held by the Participant on the record date of such dividend, divided by (z) the FMV of a Share on such dividend payment date. To the extent that the underlying RSUs do not vest hereunder, any accrued Shares related to dividends shall be forfeited. Accrued Shares related to dividends will be distributed along with the underlying deferred Shares on the Settlement Date in accordance with the DSP.

7.TAXES. On the Settlement Date the number of the Shares to be delivered by the Company to the Participant shall be reduced by the smallest number of the Shares having a FMV at least equal to the dollar amount of Federal, state and local tax withholding required to be withheld by the Company with respect to the related RSUs on such date.
8.TERMINATION OF EMPLOYMENT.
(a)Except as provided in Sections 8 (b) – (f) below, if, for any reason, the Participant’s employment with the Company and any subsidiary of the Company terminates, all the RSUs not then vested in accordance with Section 4 above shall be immediately forfeited.

(b)Termination with Severance. In the event the Participant’s employment with the Company and any subsidiary of the Company terminates and the Participant receives severance pay following Participant’s employment pursuant to a written agreement approved by the Company, the RSUs shall continue to vest through the end of the specified severance period and shall settle in accordance with the original schedule set forth in Section 4 of the Agreement. Any RSUs that will not vest as of the last day of the Participant’s specified severance period shall be forfeited as of the Participant’s employment termination date. In the event that the Participant returns to comparable employment with the Company or any subsidiary, as determined by the Company in its sole discretion, prior to the expiration of the specified severance period, the Participant shall be treated as if the Participant’s employment with the Company or any subsidiary of the Company had continued through the severance period for purposes of determining eligibility for continued vesting (if this occurs, the Participant is required to notify the Plan administrator by electronic mail to: equityadministration@cvshealth.com. In the event that the Participant’s termination of employment also qualifies as a Qualified Retirement, the terms of Section 8(c) shall be applied with respect to determining the vesting of the RSUs that are unvested as of the employment termination date. During the specified severance period, the Participant is eligible to accrue Dividend Equivalent(s) on outstanding RSUs as described in Section 3 above.

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(c)Qualified Retirement. In the event the Participant’s employment with the Company and any subsidiary of the Company terminates by reason of a “Qualified Retirement”, the RSUs shall continue to vest for a three year period beginning on the employment termination date and shall settle in accordance with the original schedule set forth in Section 4 of the Agreement. A “Qualified Retirement” shall mean a termination of employment on or after attainment of age fifty-five (55) with at least ten (10) years of continuous service or attainment of age sixty (60) with at least five (5) years of continuous service, provided that if the Company terminates the Participant’s employment, such termination is without cause, as determined by the Company in its sole discretion (“Cause”). The Participant shall also be deemed to have experienced a Qualified Retirement if the Company terminates the Participant’s employment without Cause and the Participant shall meet the age and service requirement set forth above during the severance period set forth in a written severance agreement with the Company. In the event the Participant’s termination of employment qualifies as a Qualified Retirement and the Participant also enters into a written severance agreement with the Company, the terms of this Section 8(c) shall be applied with respect to determining the vesting of the RSUs that are unvested as of the employment termination date.

(d)Disability. In the event the Participant’s employment with the Company and any subsidiary of the Company terminates by reason of total and permanent disability (as defined in the Company’s Long-Term Disability Plan, or, if not defined in such plan, as defined by the Social Security Administration), the RSUs shall vest on a pro rata basis as of the employment termination date and shall settle within thirty (30) days of the employment termination date or as soon as administratively practicable thereafter in an amount equal to the following: (i) the number of RSUs granted on the Grant Date multiplied by the following fraction: (A) the numerator shall be the whole number of months elapsed from the Grant Date as of the employment termination date and (B) the denominator shall be the initial number of full months in the period during which vesting is required under the award minus (ii) the number of RSUs granted on the Grant Date that have vested prior to the employment termination date. For purposes of this calculation, the number of months in the numerator in sub-section (A) above shall include any partial month in which Participant has been employed. For example, if the time elapsed between the Grant Date and the employment termination date is eight (8) months and five (5) days and the Participant has been employed for such entire period, the numerator in sub-section (A) above shall be nine (9).

(e)Death. In the event the Participant’s employment with the Company and any subsidiary of the Company terminates by reason of the Participant’s death, the RSUs not then vested in accordance with Section 4 shall immediately vest as of the date of death and shall settle within thirty (30) days of death or as soon as administratively practicable thereafter.
(f)Change in Control. In the event of a Change in Control, the applicable provisions of the Plan with respect to a Change in Control shall apply.

(g)Transfer of Employment. Transfer of the Participant’s employment between the Company and a subsidiary of the Company or between subsidiaries of the Company shall not be treated as a termination of employment.

(h)Taxes. Participant will be responsible for any applicable withholding or other taxes that become due as a result of RSUs that vest as of the employment termination date or thereafter.

9.NOTICE.
(a)Any notice required to be provided under Section 8 (b) shall be provided by electronic mail to equityadministration@cvshealth.com and shall include “Notice of Reemployment” in the subject line.

(b)Any notice required to be given hereunder to the Participant shall be addressed to the Participant at the address shown on the records of the Company.

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(c)Either party may hereafter designate an alternate address in writing, which designation shall be sent to the addresses provided in this section.

10.RECOUPMENT OF RSU AWARD. The RSUs shall be subject to the terms of the Company’s Recoupment Policy as it exists from time to time, which may require the Participant to immediately repay to the Company the value of any pre-tax economic benefit that the Participant may derive from the grant of RSUs hereunder. By accepting the grant of RSUs hereunder, the Participant acknowledges that the Company’s Recoupment Policy has been made available for the Participant’s reference. In addition to the Company’s Recoupment Policy, the RSUs may be subject to the terms of any Company clawback policy mandated by any regulatory authority, including the New York Stock Exchange.

11.RESTRICTIVE COVENANT AGREEMENT.
(a)The grant of RSUs pursuant to the Agreement is expressly subject to and contingent upon the requirement that the Participant shall have fully executed and delivered to the Company the applicable written agreement containing the restrictive covenants required by the Company in connection with the award hereunder (such restricted covenant agreement hereafter, the “RCA”).

If the Company intends to require the Participant to execute and deliver a new RCA in connection with the award hereunder, the Company shall provide the new RCA to the Participant and the Participant agrees to execute and deliver the new RCA by the deadline set forth by the Company. If the Participant is currently subject to an RCA and the Company does not require the Participant to execute and deliver a new RCA, then, by accepting the RSUs, pursuant to the Agreement, the Participant reaffirms the Participant’s intent to comply with all of the provisions in the Participant’s current RCA.

The Participant agrees that failure to execute and return the new RCA, if required, by the deadline set forth by the Company, shall result in the immediate and irrevocable forfeiture of the RSUs granted hereunder and any right to receive Dividend Equivalents or Shares with respect thereto.

(b)If the Participant violates any provision of the applicable RCA, as determined by the Company in its sole discretion (an “RCA Violation”), (i) the Participant shall immediately and irrevocably forfeit the RSUs, to the extent unvested, and any related accrued Dividend Equivalents, and shall have no right to any payment in connection with such forfeiture; and (ii) with respect to any RSUs that vested within the two (2) year period ending on the earlier of (A) the date, as determined in the sole discretion of the Company, of the Participant’s RCA Violation, or (B) the Participant’s termination of employment, the Participant shall be required, upon demand, to repay or otherwise reimburse the Company (including by forfeiting any deferred compensation credits in respect of such RSUs under the Company’s non-qualified compensation deferral plans) an amount having a value equal to the aggregate FMV of the Shares delivered with respect to the vested RSUs as of the date the RSUs became vested plus any Dividend Equivalents paid on such Shares.

By accepting the grant of RSUs under the Agreement, the Participant acknowledges and agrees that the remedy described above does not constitute the exclusive remedy for the Participant’s violation of the RCA and, as the forfeiture and repayment provisions are not adequate remedies at law, the Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violation. The provisions in this section are essential economic conditions to the Company’s grant of RSUs to the Participant. By receiving the grant of RSUs hereunder, the Participant agrees that the Company and its subsidiaries and affiliates may make deductions from any amounts they may owe the Participant, individually or collectively, from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, severance or other payments owed following a termination of employment, as well as any other amounts owed to the Participant by the Company or its subsidiaries or affiliates) to the extent of any amounts the Participant owes the Company under this section. The provisions of this section and any amounts repayable or reimbursable by the

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Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.

12.WHISTLEBLOWER RIGHTS. Nothing contained in the Agreement or the RCA is intended to, or shall be interpreted in a manner that does, limit or restrict the Participant from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act) or prohibit the Participant from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the Participant’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Nothing in the Agreement or the RCA requires the Participant to waive any monetary award or other payment that the Participant might become entitled to from any governmental agency or entity.

13.SECTION 409A. The Company intends that the Agreement not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations hereunder (collectively, “Section 409A”), and that to the extent any provisions of the Agreement do not comply with Section 409A the Company will make such changes in order to comply with Section 409A to the extent it considers reasonable. In all events, the provisions of CVS Health Corporation’s 409A Universal Definitions Document are hereby incorporated by reference and, to the extent required to avoid a violation of Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code, payment of any amounts subject to Section 409A shall be delayed until the first business day of the seventh month immediately following the employment termination date, as of which date any such delayed payments shall be made in a lump sum. For purposes of any provision of the Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to a “termination of employment” (and corollary terms) shall be construed to refer to a “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)). Notwithstanding the foregoing, the Company makes no representations as to the tax treatment or consequences of any payment made hereunder, and the Participant, by accepting the RSUs under the Agreement, acknowledges that the Participant shall be solely responsible for such tax treatment or consequences.
14.LAWS AND POLICIES.
(a)By accepting the grant of RSUs under the Agreement, (i) the Participant acknowledges that a copy of the Plan has been made available by the Company for the Participant’s reference and agrees to be bound by the terms and conditions set forth in the Agreement and the Plan as in effect from time to time, (ii) the Participant further acknowledges that the Federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict the Participant’s right to trade Shares, including without limitation, sales of the Shares acquired in connection with RSUs, and (iii) the Participant agrees to comply with such Federal securities law requirements and Company policies, as such laws and policies may be amended from time to time.

(b)Neither the execution and delivery hereof nor the grant of RSUs evidenced hereby shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its subsidiaries to employ the Participant for any specific period.

15.COMMITTEE AUTHORITY. The Committee shall have the authority, in its sole discretion, to make any interpretations, determinations, and/or take any administrative actions with respect to the Plan

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and the Agreement, including without limitation whether any post-termination payments to the Participant shall be deemed severance pay and/or whether a termination was with or without Cause. In the event of any inconsistency between the terms hereof and the provisions of the Plan, the Plan shall govern.

16.GOVERNING LAW. The Agreement and the RSUs evidenced hereby shall be governed by the laws of Delaware, without giving effect to principles of conflict of laws.
17.ACKNOWLEDGEMENT. The Agreement shall be effective only upon the Participant’s formal acceptance of the terms and conditions set forth above as required by the Company.

By:	/s/ Heidi B. Capozzi
Heidi B. Capozzi
Executive Vice President, Chief People Officer
CVS Health Corporation

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Appendix A – Vesting

Vest Date	Units Vesting
%%VEST_DATE_PERIOD1,'Month DD, YYYY'%-%	%%SHARES_PERIOD1%-%
%%VEST_DATE_PERIOD2,'Month DD, YYYY'%-%	%%SHARES_PERIOD2%-%
%%VEST_DATE_PERIOD3,'Month DD, YYYY'%-%	%%SHARES_PERIOD3%-%
%%VEST_DATE_PERIOD4,'Month DD, YYYY'%-%	%%SHARES_PERIOD4%-%

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